Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Senior Vice President - Finance and Treasurer
(972) 409-1528

Thomas Melito
Assistant Treasurer
(972) 409-1527

Michaels Stores, Inc. Reports Arrival of Elaine D. Crowley

Irving, TX, July 24, 2008 – Michaels Stores, Inc., the world’s largest specialty retailer of art supplies, kids & specialty crafts, framing and do-it-yourself home decor, today announced that Elaine D. Crowley has been named Executive Vice President – Chief Financial Officer of the company, effective August 18, 2008.

Elaine, 49, was most recently Senior Vice President, Chief Financial Officer & Treasurer for The Bombay Company, Inc.   During her 18 year tenure with Bombay she had direct responsibility for accounting and control, financial planning and analysis, tax, loss prevention, risk management, internal audit, SEC reporting, investor relations and treasury.   She also initiated processes to strengthen sales and financial forecasts, expense control, inventory management and cash flow to respond to changing financial needs of the business. Elaine is a Certified Public Accountant with a B.B.A. in Accounting from Texas Christian University.

Michaels Stores, Inc. Chief Executive Officer, Brian C. Cornell, said, “We are very excited to have a Chief Financial Officer with Elaine’s background and experience join our team.  In addition to her financial acumen, her understanding of supply chain, sourcing, and extensive retail experience make her a great fit for Michaels.”

“As the largest retailer of arts and crafts in North America, I believe that Michaels has tremendous opportunities ahead as it continues to expand its global sourcing network and increase market share,” noted Ms. Crowley.    “I am looking forward to joining the Michaels team and to contributing to its future success.”

As of July 23, 2008, the Company owns and operates 989 Michaels stores in 49 states and Canada and 164 Aaron Brothers stores.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300